Exhibit 99.1

Aziyo Biologics Announces $14.0 Million Private Placement

Silver Spring, MD, December 6, 2021 – Aziyo Biologics, Inc. (the “Company”) today announced that it has entered into a definitive agreement to sell securities in a private placement that is expected to result in gross proceeds to the Company of approximately $14.0 million, before deducting offering expenses.

Certain accredited investors have agreed to purchase an aggregate of 2,122,637 shares of the Company’s Class A common stock and 1,179,244 shares of the Company’s Class B common stock, in each case, at a price of $4.24 per share. The closing of the offering is subject to certain conditions and is expected to occur on December 8, 2021.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities being issued in the private placement may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company has agreed to file a registration statement covering the resale of the shares of Class A common stock acquired by, or shares of Class A common stock issuable upon conversion of shares of Class B common stock acquired by, the investors in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

Forward-Looking Statements
Any statements in this press release about the future expectations, plans and prospects of the Company, including without limitation, statements relating to the closing of and the amount of any proceeds from the private placement transaction, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hypothesize,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on November 10, 2021, and in other filings that the Company makes with the SEC. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contact Information:

Courtney Guyer

Aziyo Biologics, Inc.

PR@aziyo.com

Leigh Salvo

Gilmartin Group

investors@aziyo.com

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